Exhibit 99.16

                                                               914-577-2430
                                                               Contact:
                                                               Michael Donovan



SOUTHERN ENERGY TO PURCHASE
ORANGE AND ROCKLAND GENERATING FACILITIES
FOR $480 MILLION


Pearl River, NY, November 24, 1998 - Orange and Rockland Utilities, Inc. today announced that the Company has signed a definitive agreement to sell all its electric generating facilities, including the Bowline Point Generating Plant owned jointly with Consolidated Edison of New York, Inc., to Southern Energy, Inc., a subsidiary of Southern Company. The sales price for all generating facilities is approximately $480 million, including plant equipment and spare parts inventory. Orange and Rockland's portion of the sales price is approximately $345 million.

        Southern Energy has announced plans to spend an additional $390 million to upgrade the plants and build up to 710 megawatts of new natural gas-fired generation.

        Total generation for the assets sold is 1,776 megawatts, with Orange and Rockland's portion being 962 MW.

        Southern Energy, one of the nation's top energy production firms, was the successful bidder in a process for the auction of the plants established under Orange and Rockland's New York Electric Rate and Restructuring Plan, approved by the New York Public Service Commission in December 1997, and the subsequent Divestiture Plan approved by the Commission in May 1998.

        The transaction has been approved by the Boards of Orange and Rockland and Southern Company. Consolidated Edison Company of New York, Inc., which has a two-thirds interest in the Bowline Point Generating Plant in West Haverstraw, NY, also approved the sale of that facility. The sale of the generating plants is subject to federal and state regulatory review, and is expected to be completed by April 30, 1999.

        The Divestiture Plan provides that any gain in excess of Orange and Rockland's portion of the plants' net book value, applicable sales expenses and taxes will be shared among Orange and Rockland customers and shareholders. Orange and Rockland's portion of the net book value, applicable sales expenses and taxes totaled approximately $330 million.

        Under the Sales Agreement, Southern Energy subsidiaries agreed to honor the current union contract between Orange and Rockland and IBEW Local 503.

        For Orange and Rockland employees hired by Southern Energy subsidiaries, their years of Orange and Rockland service will be utilized to determine the level of benefits to which they may be entitled under any Southern Energy employee benefit plan - including pension plans in which such hired employees participate. Orange and Rockland Electric Production Division management employees who may suffer a loss of employment as a result of the divestiture are covered under the terms of Orange and Rockland's Management Employee Transition Program outlined to employees in December 1997.

        Originating as a utility in Alabama, Georgia, Florida and Mississippi, Southern Company currently serves over 12 million customers in ten countries on four continents. It has vast experience in providing competitive energy and energy services, and it has earned an outstanding reputation for its environmental commitment and shareholder value.

        Although it has facilities worldwide, Southern Company strongly endorses local community involvement. Since 1927, the company's motto of "A Citizen Wherever We Serve" has been a guiding principle. According to Tom Boren, President of Southern Energy, the new owners of the generating facilities will work closely with community leaders and others to sustain high levels of corporate and charitable involvement.

        Today's announcement represents a historic milestone in New York's deregulation of the State's electric utility industry and in O&R's transition from being a regulated generation, transmission and distribution company to one that focuses on transmission and distribution.

        Orange and Rockland Utilities, Inc., and its subsidiaries, Rockland Electric Company and Pike County Light & Power Company, serve approximately 269,600 electric customers in a 1,350-square-mile region with a population of more than 675,000 in southeastern New York State, northern New Jersey and northeastern Pennsylvania. O&R and PCL&P also distribute natural gas to approximately 114,500 customers in New York and Pennsylvania.